Exhibit 99

MEC Announces Appointment of Jag A. Reddy as

President & CEO

Current Independent Director Timothy L. Christen Named Non-Executive Chair

MAYVILLE, Wis. July 20, 2022 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a full suite of design, prototyping, tooling, production fabrication, coatings, assembly, and aftermarket services, today announced the appointment of Jagadeesh (Jag) A. Reddy as President and Chief Executive Officer (“CEO”) and as a director of the Company, effective July 19, 2022.

The Company also appointed Timothy L. Christen to the role of non-executive Chair of the Board, effective July 19, 2022. Mr. Christen (bio) has been a member of the MEC Board of Directors since June 2016 and currently serves on the Audit and Nominating and Corporate Governance Committees.

“We are thrilled to welcome Jag to the MEC team,” said Tim Christen. “He is an accomplished senior executive, who brings 26 years of progressive leadership experience in leading global businesses. Jag has a deep understanding of the market dynamics that will be critical to driving the next phase of MEC’s growth. His proven expertise in strategy development, engineering, innovation, commercial and operating excellence make him ideally suited to drive sustainable, long-term growth. This unique combination of technology, operations, strategy, plus a proven track record of delivering improvements through lean initiatives make Jag an ideal candidate for this role. We look forward to working closely with him and the rest of the executive team, as we drive growth and long-term value creation.”

“I am honored to join MEC as President and CEO,” said Jag Reddy. “With increased focus on re-shoring and outsourcing by major OEMs, MEC has a critical role to play in helping our customers streamline supply chains and reduce lead times. With our continued focus on innovation and investments in manufacturing capabilities and lean initiatives, MEC is ideally positioned to take advantage of the growing market opportunities.

I look forward to working closely with our talented MEC team and the Board to leverage the Company’s strengths and augment our industry leading position. My initial focus will be on accelerating our use of innovation and technology to help drive profitable growth and margin expansion, while cultivating a culture of high performance and accountability. I look forward to sharing our updated strategy and plans for 2023 and beyond later this year.”

Since 2018, Mr. Reddy was a member of the senior leadership team at W.R. Grace, most recently serving as the head of its Strategy and Growth function, as well as the Managing Director of its Advanced Refining Technologies hydroprocessing joint venture with Chevron. Before joining W.R. Grace, Mr. Reddy served as Vice President and General Manager, Water Technologies Strategic Business Unit, and Vice President, Corporate Strategy at Pentair PLC. Previously, Mr. Reddy held leadership roles of increasing responsibility at ITT Corporation and its spin-off, Xylem Inc. Mr. Reddy also held product management and Mergers & Acquisitions roles at Danaher Corporation and United Technologies. He started his career in manufacturing operations at Denso Corporation.

Mr. Reddy earned an MBA in finance and strategy from the Kellogg School of Management and a Master’s in engineering management from the McCormick School of Engineering, both at Northwestern University. He also holds a Master’s in industrial engineering from the University of Tennessee and a Bachelor’s in mechanical engineering from Sri Venkateswara University in India.

To facilitate a smooth leadership transition, retired Chairman, President and CEO, Bob Kamphuis, will remain in a consultative capacity through September 30, 2022.

Mr. Christen added, “On behalf of the board, I would like to again thank and recognize Bob for his 17 years of dedicated service as Chairman, President and CEO, during which time he oversaw significant growth and our transition to a publicly traded company. We wish him all the best in his retirement.”

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a full suite of design, prototyping, tooling, production fabrication, coatings, assembly, and aftermarket services. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction & access equipment, powersports, agriculture, military, and other end markets. Along with prototyping and engineering services, MEC maintains an extensive manufacturing infrastructure with 20 facilities, across seven states to serve customers with short lead-times. For more information, please visit mecinc.com

INVESTOR CONTACT:

Nathan Elwell

847-530-0249

nelwell@lincolnchurchilladvisors.com